March 18, 1998


Mr. Herbert A. Denton
President
Providence Capital, Inc.

730 Fifth Avenue, Suite 2102
New York, NY  10019

Mr. Denton:

I was dismayed to read the press release issued by your firm yesterday stating that Providence is urging Iwerks' shareholders to oppose the merger of Iwerks with Showscan. I am particularly disappointed that you decided to take this action unilaterally rather than continuing the discussions we initiated last week in our meetings with your colleagues at Providence. Had we pursued what I thought was a very productive dialogue and continued to exchange information relating to the merger proposal, I believe that we would have addressed your concerns.

Unfortunately, since you could not attend the meeting in person for its full length, and since you chose to not follow up with me -- notwithstanding my existing offer to meet with you personally -- I believe that you still have some inaccurate impressions about Iwerks' business generally and the merger proposal specifically. Therefore, I am writing in order to address the issues raised in your press release.

Overall, the strategic and financial benefits of the Showscan merger coincide perfectly with our strategy for returning Iwerks to profitability. First, the expansion of our theater network and film library offers two positive advantages. One is an immediate increase in our recurring revenue stream from existing film distribution which, as you know, is the most consistent producer of cash flow in our business. The other is an immediate increase in the value of our film properties since they will be able to be distributed over a broader network of theaters. Second, the merger would eliminate redundant costs for items such as distribution, personnel, film development and SG&A, thereby increasing the efficiency of both operations, on a combined basis, substantially. At the same time, these efficiencies will extend to the utilization of our marketing resources, which we will be able to apply more effectively to stimulate the "health" of our installed attractions, a priority for our ride simulation customers.

Your statement that Showscan has experienced losses over the past few years is fact, although well over half of the losses you mentioned were incurred five to six years ago. However, as you recognize, those past losses do not bear on the current value of Showscan's assets or the benefits of this transaction to Iwerks. Chiefly, these include Showscan's extensive film library and base of theaters, which have generated significant and stable recurring revenues. Specifically, Showscan's revenues from film distribution were $ 6.2 million for fiscal 1997, and have increased by six percent in the first nine months of their current fiscal year over the comparable period one year earlier.

These recurring revenues -- some of which have been gained at Iwerks' expense -- are critical, since they are not only significant, but stable, in contrast to the variable nature of revenues generated by all other areas of our business. Further, they will help solidify our position in our core simulation business, thereby contributing to the generation of earnings necessary to drive our continued expansion into the giant screen arena.

I believe that your contention regarding the cash position of Iwerks represents a clear misunderstanding on your part about our business strategy. Our paramount objective -- as it must be in order to grow this Company in line with shareholder expectations -- is to invest our cash in a consistent stream of recurring revenues that will build the long-term value of our stock. That's precisely what the Showscan merger does. Even so, we are confident that, based on our calculations as well as the counsel of our financial advisors, Iwerks will maintain sufficient cash and liquidity to move our business forward in the ensuing months.

In regard to your concern over the transaction costs of the merger, I would ask you to consider that in assessing the value of such a transaction to the company's future, our primary consideration must be the cost versus the long-term benefits ... all in. In fact, a considerable portion of those transaction costs are dedicated to achieving the synergies that make this merger so attractive to Iwerks. With these synergies, we will be able to extract out of Showscan's operations many of the costs that have contributed to their recent losses, and fuel our own growth by focusing on the profitable recurring revenue portion of their business.

Your inference that the merger costs are too high fails to take into account the distinction between the costs Iwerks would incur to acquire Showscan and those one-time charges that will produce on-going cost savings, such as the consolidation of facilities and marketing commitments, write-downs of Showscan's lease obligations, and severance payments related to redundant positions, among others. Given these demonstrated synergies, we believe that the "all in" transaction costs are reasonable when considered in the context of the strategic long-term benefits they will yield.

I would like to also address one other specific point contained in your press release -- the implication that the recent departures of certain senior executives at Iwerks should have some bearing on the shareholder vote. As you know, Messrs. Wright and Batrison continue to be retained by Iwerks to assist in ensuring completion of the transaction and the integration with Showscan that will follow. In addition, the Board of Directors, whose composition has not changed since the first announcement of the merger, has received numerous detailed presentations about the transaction, its financial implications and strategic benefits, and continues to strongly support the merger. And, though I have been with Iwerks only a short time, I have taken sufficient time to familiarize myself and become confident with all aspects of the merger proposal. Any implication that I have not had ample opportunity to consider it fully is mistaken and misleading to our shareholders.

In summary, I would like you to understand that this merger is strategically significant to Iwerks in that it directly supports our ability to compete even more effectively with Imax by generating incremental cash flows -- derived from being the premier provider of ride simulation attractions -- that can then be invested in accelerating our giant screen business expansion.

Finally, I would like you to know that I am puzzled by the contents and timing of your press release. I know you are aware that, in contrast to Providence Capital's recently acquired position of less than 200,000 shares of Iwerks stock, the management team and directors of Iwerks who support the merger beneficially hold more than 1.6 million shares. These are positions they have held in some cases for many years. They have reviewed this merger proposal and concluded unequivocally that it is in the best interests of Iwerks' shareholders in the long term. Unfortunately, they -- and we -- do not have the luxury of pursuing a short-term fix, or realizing a quick profit, at the expense of Iwerks' long-term prospects.

Please be aware that we intend to aggressively pursue completion of our merger with Showscan and oppose any efforts on Providence's part to profit at our shareholders' expense. We believe strongly that this merger is critical to our ability to lead Iwerks back to profitability and, ultimately, prosperity for our shareholders who have stuck with us patiently over the recent years.

Once again, I extend my offer to meet with you personally to discuss these matters and any other concerns you may have at your earliest convenience.

Sincerely,

Charles Goldwater

President, Chief Executive Officer and Chairman of the Board

cc: Iwerks Board of Directors

Iwerks Entertainment Inc. is one of the world's leading providers and distributors of immersive entertainment attractions such as 2-D and 3-D ride simulation, 2-D and 3-D giant screen theaters, 360-degree video dance clubs and other attractions. Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location-based entertainment centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks Entertainment on the Internet at www.iwerks.com.

Forward-Looking Statement Disclosure

Note: With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Certain important factors could cause actual results to differ materially from those indicated in the forward-looking statements. The ability of the combined company to achieve cost savings and revenue growth will depend on its ability to quickly and effectively merge the operations and the product lines and manage the resulting larger operations. Other factors impacting future results include revenue, costs of sales and the ability of the company to maintain pricing at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the performance by the company under its existing purchase contracts and the ability to obtain new contracts, the success of the company's owned and operating strategy, the ability of the company to find additional sponsors for its Reactors or alternative sources of revenue, the ability of the company to identify and successfully negotiate arrangements with joint venture and other strategic partners, the success of the company's film software, the effects of technological developments, competition, general economic conditions and acts of God and other events outside the control of the company.